Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2010 Results

OLD GREENWICH, Conn., Feb. 15, 2011 /PRNewswire/ – Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended December 31, 2010.

Highlights

•

Net increase in shareholders’ equity resulting from operations for the fourth quarter was $13.2 million. Basic and diluted earnings per share were $0.81. For the full year ended December 31, 2010, net increase in shareholders’ equity resulting from operations was $40.6 million. Basic and diluted earnings per share for the full year were $3.04.

•

Book value per share as of December 31, 2010 was $24.47 after payment of an $0.80 third quarter dividend on December 15, 2010, as compared to pro forma book value per share of $24.50 as of September 30, 2010; this pro forma book value reflects the actual book value of $25.78 as of September 30, 2010 as adjusted for the impact of the October 7, 2010 initial public offering.

•	Announced a quarterly dividend for the fourth quarter of 2010 of $1.31 per share payable March 15, 2011, to shareholders of record on March 1, 2011.

•	Completed deployment of the capital raised in its October 2010 initial public offering.

Fourth Quarter 2010 Results

Total net increase in shareholders’ equity resulting from operations for the fourth quarter of 2010 was $13.2 million, or $0.81 per diluted share. This compares to $16.0 million, or $1.30 per diluted share for the quarter ended September 30, 2010. The quarter-over-quarter decrease was mainly driven by lower net realized and unrealized gains from our non-Agency portfolio in the fourth quarter as compared to the prior quarter. For the year ended December 31, 2010, net increase in shareholders’ equity resulting from operations was $40.6 million.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the consolidated statement of operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended December 31, 2010, net-asset-value-based total return was (1.96)%, which includes the dilutive effect of the Company’s initial public offering. If pro forma book value per share were used instead of actual book value per share as of the beginning of the quarter, the Company’s net-asset-value-based total return for the quarter would have been 3.16%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through December 31, 2010 was 55.22%, non-annualized. Over the same period the total return for the FTSE NAREIT Mortgage REITs Index(1) was 9.36%.

“We are pleased to report our results for the fourth quarter of 2010, which capped another successful year for Ellington Financial. With the completion of our October initial public offering, the subsequent deployment of capital raised, and the construction of our portfolio, including our MBS and our interest rate and credit hedges, we believe we are well positioned to take advantage of the continued extraordinary opportunities in the mortgage markets,” said Laurence Penn, Chief Executive Officer and President of the Company.

(1) The FTSE NAREIT Mortgage REITs Index includes firms that invest primarily in mortgages or mortgage-backed securities secured by single-family or commercial property. This index information is included to show the general trend in applicable markets in the period and is not intended to imply that the Company or its strategy is similar to the index in composition or element of risk.

The following table summarizes the Company’s operating results for the quarters ended December 31, 2010 and September 30, 2010:

(In Thousands, Except Per Share Information)
	Quarter Ended 12/31/2010	Per Share	% of Average Shareholders’ Equity	Quarter Ended 9/30/2010	Per Share	% of Average Shareholders’ Equity

Non-Agency RMBS:

Interest income	$7,335	$0.45	1.93%	$7,047	$0.57	2.34%
Net realized and change in net unrealized gain (loss)	2,258	0.14	0.59%	24,527	1.97	8.16%
Net interest rate hedges	3,370	0.21	0.89%	(4,936)	(0.40)	-1.64%
Net credit derivatives	1,762	0.11	0.46%	(6,366)	(0.51)	-2.12%
Interest expense	(713)	(0.04)	-0.19%	(598)	(0.05)	-0.20%

Total non-Agency RMBS profit (loss)	14,012	0.87	3.68%	19,674	1.58	6.54%

Agency RMBS:
Interest income	4,703	0.29	1.24%	3,800	0.31	1.26%
Net realized and change in net unrealized gain (loss)	(2,689)	(0.17)	-0.71%	844	0.07	0.28%
Net interest rate hedges	2,146	0.13	0.57%	(2,373)	(0.19)	-0.79%
Interest expense	(390)	(0.02)	-0.10%	(267)	(0.02)	-0.09%

Total Agency RMBS profit (loss)	3,770	0.23	1.00%	2,004	0.17	0.66%

Total non-Agency and Agency RMBS profit (loss)	17,782	1.10	4.68%	21,678	1.75	7.20%

Other interest expense, net	(52)	—	-0.01%	(45)	—	-0.01%
Other expenses (excluding incentive fee)	(3,082)	(0.20)	-0.81%	(3,091)	(0.25)	-1.03%

Net increase (decrease) in shareholders’ equity resulting from operations (before incentive fee)	14,648	0.90	3.86%	18,542	1.50	6.16%

Incentive fee	(1,422)	(0.09)	-0.38%	(2,524)	(0.20)	-0.84%

Net increase (decrease) in shareholders’ equity resulting from operations	$13,226	$0.81	3.48%	$16,018	$1.30	5.32%

Weighted average shares & LTIP units outstanding	16,240			12,366
Average shareholder’s equity*	$379,643			$300,619

*	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of December 31, 2010 and September 30, 2010:

Bond Portfolio

(In Thousands)
	December 31, 2010					September 30, 2010
	Current Principal	Fair Value	Average Price*	Cost	Average Cost*	Current Principal	Fair Value	Average Price*	Cost	Average Cost*

Non-Agency RMBS, excluding Interest Only and Residual Securities	$482,838	$334,909	$69.36	$321,068	$66.50	$375,271	$259,161	$69.06	$242,534	$64.63

Agency RMBS, excluding TBAs:
Floating	76,791	81,093	105.60	80,167	104.40	65,000	68,407	105.24	67,212	103.40
Fixed	746,954	769,895	103.07	773,976	103.62	325,190	346,049	106.41	345,285	106.18

Total Agency RMBS, excluding TBAs	823,745	850,988	103.31	854,143	103.69	390,190	414,456	106.22	412,497	105.72

Total Non-Agency and Agency RMBS, excluding Interest Only and Residual Securities and TBAs	$1,306,583	$1,185,897	$90.76	$1,175,211	$89.95	$765,461	$673,617	$88.00	$655,031	$85.57

Non-Agency Interest Only and Residual Securities	n/a	$5,780	n/a	$3,102	n/a	n/a	$10,727	n/a	$4,569	n/a

TBAs:
Long	$54,650	$54,390	$99.52	$54,171	$99.12	$503,750	$529,836	$105.18	$530,437	$105.30
Short	(728,500)	(749,683)	102.91	(750,520)	103.02	(849,250)	(893,251)	105.18	(894,958)	105.38

Net TBAs	$(673,850)	$(695,293)	$103.18	$(696,349)	$103.34	$(345,500)	$(363,415)	$105.19	$(364,521)	$105.51

Treasury Securities:
Short	$(27,000)	$(25,462)	$94.30	$(25,262)	$93.56	$—	$—	$—	$—	$—

*	As a percentage of current principal.

Non-Agency RMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Excluding TBAs, Agency RMBS consist primarily of whole pool pass through certificates.

As of December 31, 2010, the Company completed its deployment of the capital raised in its October 2010 initial public offering. The Company also took advantage of increasingly favorable financing terms, increasing borrowings under reverse repurchase agreements to $777.8 million at December 31, 2010 from $476.7 million at September 30, 2010.

The following table summarizes the Company’s RMBS average yields and net interest rate spreads:

	Quarter Ended
	December 31, 2010			September 30, 2010
	Average Yield	Average Cost of Funds	Net Interest Rate Spread	Average Yield	Average Cost of Funds	Net Interest Rate Spread

Non-Agency RMBS	10.09%	2.06%	8.03%	11.76%	1.97%	9.79%
Agency RMBS	3.23%	0.31%	2.92%	4.12%	0.33%	3.79%

Weighted Average Total	5.52%	0.69%	4.83%	7.12%	0.77%	6.35%

Average yields are based on interest income and average amortized cost. Average yields, costs of funds, and net interest rate spreads do not take into account the effects of forward-settling transactions (including TBAs) and derivatives, which include interest rate hedges.

The quarter-over-quarter decline in average yields was primarily attributable to the continued turnover of the Company’s portfolio. Yield spreads on non-Agency RMBS in particular continued to tighten in the fourth quarter, reflecting firmer asset pricing in this sector.

At December 31, 2010, the weighted average coupon of our settled RMBS portfolios increased to 3.98% from 3.96% at September 30, 2010.

The Company actively invests in the TBA market. TBAs are forward-settling purchases and sales of Agency RMBS where the underlying pools of mortgage loans are “To Be Announced”. Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency RMBS), the Company generally carries a net short TBA position. Additionally, the Company does not generally settle its TBA purchases and sales, nor does it accrue interest income on unsettled positions.

Derivatives Portfolio

(In Thousands)
	December 31, 2010		September 30, 2010
	Notional Value	Fair Value	Notional Value	Fair Value

Net Long Mortgage Related: (1) (2)
CDS on RMBS and CMBS Indices	$69,694	$3,230	$74,240	$3,896

Total Net Long Mortgage Related Derivatives	69,694	3,230	74,240	3,896

Net Short Mortgage Related: (1) (3)
CDS on RMBS and CMBS Indices	(163,455)	75,181	(65,139)	13,688
CDS on Individual RMBS and CMBS	(127,089)	102,851	(125,959)	102,574

Total Net Short Mortgage Related Derivatives	(290,544)	178,032	(191,098)	116,262

Net Mortgage Related Derivatives	(220,850)	181,262	(116,858)	120,158

CDS on Corporate Bond Indices (Short)	(19,700)	(186)	(19,700)	5

Interest Rate Derivatives:
Interest Rate Swaps (1)	(128,750)	119	(70,000)	(3,065)
Eurodollar Futures (4)	(400)	(890)	(990)	(3,000)

Total Interest Rate Derivatives		(771)		(6,065)

Total Derivatives		$180,305		$114,098

(1)	In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2010, derivative assets and derivative liabilities were $201.3 million and $21.0 million, respectively, for a net fair value of $180.3 million, as reflected in “Total Derivatives” above. As of September 30, 2010, derivative assets and derivative liabilities were $147.2 million and $33.1 million, respectively, for a net fair value of $114.1 million as reflected in “Total Derivatives” above.
(2)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of contracts.

During the quarter ended December 31, 2010, the Company increased its short mortgage-related CDS index contracts, both for hedging purposes and to reflect its view of the relative value of these contracts. The Company’s short positions in RMBS and CMBS indices remained concentrated in RMBS vintage years 2006 and 2007.

The following table summarizes, as of December 31, 2010, the estimated effects on the fair value of our RMBS and interest rate derivative holdings, of immediate 50 basis point downward and upward parallel shifts in interest rates.

(In Thousands)	Estimated Change in Fair Value*
	50 Basis Points Decline in Interest Rates	50 Basis Points Increase in Interest Rates
Non-Agency RMBS	$3,959	$(3,953)
Agency Fixed	16,839	(23,046)
Agency ARMs	205	(290)
TBAs	(14,570)	20,242
Interest Rate Swaps	(3,530)	3,411
Treasury Securities	(1,119)	1,066
Eurodollar Futures	(494)	494

	$1,290	$(2,076)

*	Based on market environment as of December 31, 2010. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual fair value of our portfolio that would differ from those presented above, and such differences might be significant and adverse.

Borrowed Funds and Liquidity

(In Thousands)	As of December 31, 2010	For the Quarter Ended December 31, 2010		As of September 30, 2010	For the Quarter Ended September 30, 2010
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds

Non-Agency RMBS	$152,797	$138,582	2.06%	$120,136	$121,152	1.97%
Agency RMBS	624,963	500,211	0.31%	356,587	325,405	0.33%

Total	$777,760	$638,793	0.69%	$476,723	$446,557	0.77%

Leverage Ratio	1.93:1			1.54:1

The Company’s borrowed funds are in the form of reverse repurchase agreements (“reverse repos”). The average remaining term on the Company’s reverse repos as of December 31, 2010 and September 30, 2010 were 52 and 44 days, respectively. The Company’s borrowings outstanding under reverse repos were with seven counterparties as of December 31, 2010. The leverage ratio, or debt to equity ratio, does not account for liabilities other than debt financings. Based on the increasingly favorable financing terms available, the Company increased its leverage as of December 31, 2010. As of December 31, 2010, the Company had liquid assets in the form of cash and cash equivalents and repurchase agreements in the aggregate amount of $61.5 million. In addition, at December 31, 2010, the Company held investments in unencumbered Agency whole pools in the amount of $113.5 million.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 3.3% and 4.1%, on an annualized basis, of average shareholders’ equity for the quarter ended December 31, 2010 and September 30, 2010, respectively. The decline in the Company’s operating expense ratio is due primarily to its larger capital base resulting from the completion of its October 2010 initial public offering.

Dividends

During the quarter ended December 31, 2010, the Company paid a dividend for the third quarter of 2010 in the amount of $0.80 per share, bringing aggregate dividends paid for the first three quarters of the 2010 fiscal year to $1.20 per share.

On February 10, 2011, the Company’s board of directors declared a fourth quarter 2010 dividend of $1.31 per share, payable on March 15, 2011, to shareholders of record as of March 1, 2011, which will result in aggregate dividends for the full 2010 fiscal year of $2.51 per share.

The Company’s dividend policy targets quarterly and special dividends to common and LTIP holders so that approximately 100% of net income (as measured by net increase in shareholders’ equity resulting from operations) each calendar year is distributed prior to April of the subsequent calendar year. For the three quarters ended September 30, 2010, the Company earned net income in the amount of $27.3 million while dividends paid related to those first three quarters was $18.5 million. This left undistributed earnings of $8.8 million for the first three quarters of 2010. Net income for the fourth quarter was $13.2 million, which left undistributed earnings of $22.0 million for the full calendar year 2010, or $1.31 per share based on total common shares and LTIPs outstanding as of December 31, 2010, representing the basis for the March 15, 2011 dividend payment.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company formed in August 2007 that specializes in acquiring and managing mortgage-related assets. The Company’s primary objective is to generate attractive, risk-adjusted total returns for its shareholders by making investments that it believes appropriately compensate for the risks associated with them. Ellington Financial LLC was formed as a Delaware limited liability company. The Company is externally managed by Ellington Financial Management LLC, a registered investment advisor and an affiliate of Ellington Management Group, L.L.C., an investment management firm. For federal income tax purposes, the Company has been and expects to continue to be treated as a partnership.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Wednesday, February 16, 2011, to discuss its financial results for the quarter and year ended December 31, 2010. To participate in the event by telephone, please dial (877) 941-2333 at least 10 minutes prior to the start time and reference the conference passcode 4413366. International callers should dial (480) 629-9690 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the For Our Shareholders section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.

A dial-in replay of the conference call will be available on Wednesday, February 16, 2011, at approximately 1 p.m. Eastern Time through February 23, 2011 at approximately 12 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4413366. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under the heading “Risk Factors” in Exhibit 99.2 attached to our Current Report on form 8-K filed on November 17, 2010, which can be accessed at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

In Thousands, Except Per Share Data

	Quarter Ended		Year Ended
	December 31, 2010	September 30, 2010	December 31, 2010

Investment income
Interest income	$12,053	$10,859	$45,627

Expenses
Base management fee	1,525	1,173	4,910
Incentive fee	1,422	2,524	4,428
Interest expense	1,225	921	3,826
Other operating expenses	1,557	1,919	7,676

Total expenses	5,729	6,537	20,840

Net investment income	6,324	4,322	24,787

Net realized gain (loss) on:
Investments	14,052	(2,697)	23,670
Swaps	2,409	(3,868)	5,761
Futures	(2,082)	(581)	(3,689)
Purchased options	—	—	(581)

	14,379	(7,146)	25,161

Change in net unrealized gain (loss) on:
Investments	(11,631)	23,769	5,085
Swaps	2,044	(4,348)	(15,186)
Futures	2,110	(579)	182
Purchased options	—	—	542

	(7,477)	18,842	(9,377)

Net realized and unrealized gain (loss) on investments and financial derivatives	6,902	11,696	15,784

Net increase (decrease) in shareholders’ equity resulting from operations	$13,226	$16,018	$40,571

Net increase (decrease) in shareholders’ equity resulting from operations per share:
Basic and diluted	$0.81	$1.30	$3.04

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY (UNAUDITED)

In Thousands, Except Share Data

	As of
	December 31, 2010	September 30, 2010	December 31, 2009(1)

ASSETS
Cash and cash equivalents	$35,791	$117,712	$102,863
Investments, financial derivatives and repurchase agreements:
Investments at value (Cost—$1,232,484, $1,190,037 and $753,893)	1,246,067	1,214,179	755,441
Financial derivatives—assets (Cost—$208,958, $156,135 and $113,568)	201,335	147,153	123,638
Repurchase agreements (Cost—$25,684, $0 and $0)	25,684	—	—

Total investments, financial derivatives and repurchase agreements	1,473,086	1,361,332	879,079
Deposits with dealers held as collateral	20,394	18,084	23,071
Receivable for securities sold	799,142	1,026,531	513,821
Interest and principal receivable	5,909	5,243	9,298
Deferred offering costs	—	3,139	2,533
Prepaid insurance	—	249	—

Total assets	$2,334,322	$2,532,290	$1,530,665

LIABILITIES
Investments and financial derivatives:
Investments sold short at value (Proceeds—$775,782, $894,958 and $509,587)	$775,145	$893,251	$502,544
Financial derivatives—liabilities (Proceeds -$17,718, $26,948 and $8,044)	21,030	33,055	14,046

Total investments and financial derivatives	796,175	926,306	516,590
Reverse repurchase agreements	777,760	476,723	559,978
Due to brokers—margin accounts	166,409	105,805	106,483
Payable for securities purchased	184,013	707,794	41,645
Accounts payable and accrued expenses	2,485	2,520	2,016
Accrued base management fee	1,525	1,173	1,137
Accrued incentive fees	1,422	2,524	2,274
Interest and dividends payable	861	472	748

Total liabilities	1,930,650	2,223,317	1,230,871

SHAREHOLDERS’ EQUITY	403,672	308,973	299,794

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,334,322	$2,532,290	$1,530,665

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,498,342, 11,985,670 and 11,972,113 shares issued and outstanding)	$394,918	$300,215	$292,947
Additional paid-in capital—LTIP units	8,754	8,758	6,847

Total Shareholders’ Equity	$403,672	$308,973	$299,794

PER SHARE INFORMATION:
Common shares, no par value	$24.47	$25.78	$25.04

DILUTED PER SHARE INFORMATION:
Common shares and LTIP units outstanding, no par value	$23.91	$24.99	$24.27

(1)	Derived from audited financial statements as of December 31, 2009.

CONTACT: Investor Contact: Neha Mathur, Vice President, Ellington Financial LLC, +1-203-409-3575; or Media Contact, Shawn Pattison or Dana Gorman, The Abernathy MacGregor Group, for, Ellington Financial LLC, +1-212-371-5999